News Release

HOPE BANCORP REPORTS RECORD NET INCOME OF $51.2 MILLION AND EPS OF $0.38
FOR 2018 FIRST QUARTER

Q1 2018 Highlights:

•	Q1 net income totals a record $51.2 million, or $0.38 per diluted common share

•	New loan originations funded of $764 million, up 15% over preceding Q4

•	New loan commitments during the quarter reaches a record $1.12 billion

•	Total loans receivable of $11.29 billion reflects a 2% increase linked quarter

•	Total deposits of $11.51 billion reflects a 6% increase over Q4 2017

•	Total assets increase to $14.51 billion, up 2% over Q4 2017

LOS ANGELES - April 17, 2018 - Hope Bancorp, Inc. (the “Company”) (NASDAQ: HOPE), the holding company of Bank of Hope (the “Bank”), today reported unaudited financial results for its three months ended March 31, 2018. Net income for the 2018 first quarter increased significantly to a record $51.2 million, or $0.38 per diluted common share, up 185% from $18.0 million, or $0.13 per diluted common share, for the 2017 fourth quarter(1) and up 41% from $36.2 million, or $0.27 per diluted common share, for the year-ago first quarter.

The significant improvements in net income reflect, among other things, the enactment of the Tax Cuts and Jobs Act (the “Tax Act”) on December 22, 2017, which lowered the corporate federal tax rate from 35% to 21% beginning in 2018.

“We are off to a strong start in 2018 with a first quarter performance that demonstrates the benefits of the recent tax reform, as well as many other positive operating trends,” said Kevin S. Kim, President and Chief Executive Officer. “Most notably, we had our strongest quarter ever in terms of loan production with a record $1.1 billion in new loan commitments and new loan disbursements of $764 million. We are also very pleased with the improved production mix of 45% commercial real estate, 31% C&I and 24% consumer, with the majority of our production this quarter coming from our non-CRE categories. We believe these results reflect the benefits of our investments over the last year in our C&I and residential mortgage platform and talent.

“Total deposits increased $664 million, or 6%, from year-end 2017, reflecting solid growth in all major deposit categories and a proactive effort to gather deposits ahead of the additional rate hikes expected this year. While it is expected that our funding costs will increase given the rising rate environment and competitive deposit market, we believe we are well positioned to mitigate the compression on our margin with higher loan volumes. All-in-all, our profitability metrics improved considerably with an ROA of 1.44% and an ROE of 10.61% for the 2018 first quarter, and we look forward to building on the momentum of our strong first quarter performance,” said Kim.
__________________

(1)
The Company's fourth quarter 2017 financial results included a one-time, non-cash, incremental income tax expense in the Company’s consolidated statements of income of $25.4 million resulting from the revaluation of its deferred tax assets and liabilities (the “DTA”) and low income housing tax credit (the “LIHTC”) investments due to the enactment of the Tax Act. Excluding the one-time, non-cash tax expense, net income for the 2017 fourth quarter would have been $43.4 million, or $0.32 per diluted common share. Net income and diluted earnings per share excluding tax reform adjustments are non-GAAP financial measures. A reconciliation of the GAAP to non-GAAP financial measures is provided in the accompanying financial information.

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Financial Highlights

(dollars in thousands, except per share data) (unaudited)	At or for the Three Months Ended
	3/31/2018	12/31/2017	3/31/2017
Net income	$51,232	$17,984	$36,210
Diluted earnings per share	$0.38	$0.13	$0.27
Tax reform adjustments:
Deferred tax asset	$—	$23,835	$—
Investments in affordable housing partnerships	$—	$1,588	$—
Net income, excluding tax reform adjustments (1)	$51,232	$43,407	$36,210
Diluted earnings per share, excluding tax reform adjustments (1)	$0.38	$0.32	$0.27
Net interest income before provision for loan losses	$120,068	$126,392	$114,905
Net interest margin	3.66%	3.84%	3.77%
Noninterest income	$19,850	$16,451	$17,603
Noninterest expense	$68,453	$73,028	$67,699
Net loans receivable	$11,206,022	$11,018,034	$10,471,008
Deposits	$11,510,569	$10,846,609	$10,703,777
Nonaccrual loans (2)	$68,152	$46,775	$37,009
ALLL to loans receivable	0.77%	0.76%	0.75%
ALLL to nonaccrual loans (2)	126.86%	180.74%	212.54%
ALLL to nonperforming assets (2) (3)	61.71%	67.51%	74.65%
Provision for loan losses	$2,500	$3,600	$5,600
Net charge offs	$580	$2,692	$6,284
Return on assets (“ROA”)	1.44%	0.51%	1.09%
Return on equity (“ROE”)	10.61%	3.70%	7.75%
Efficiency ratio	48.92%	51.12%	51.09%

(1) Net income and diluted earnings per share excluding tax reform adjustments are non-GAAP financial measures. A reconciliation of the GAAP to non-GAAP financial measures is provided in the accompanying financial information.
(2) Excludes delinquent SBA loans that are guaranteed and currently in liquidation totaling $21.9 million, $22.1 million and $15.2 million at March 31, 2018, December 31, 2017 and March 31, 2017, respectively.
(3) Nonperforming assets exclude purchased credit-impaired loans totaling $17.0 million, $18.1 million and $17.3 million at March 31, 2018, December 31, 2017 and March 31, 2017, respectively.

Operating Results for the 2018 First Quarter

The comparability of the Company’s operating results with past performance is impacted by acquisition accounting adjustments and merger-related expenses associated with past and current acquisitions. The Company provides the following supplemental information to facilitate a better understanding of financial performance. Net interest income and operating income for the three months ended March 31, 2018, December 31, 2017 and March 31, 2017 included the following pre-tax acquisition accounting adjustments and merger-related expenses associated with past and current acquisitions:

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(dollars in thousands) (unaudited)	Three Months Ended
	3/31/2018	12/31/2017	3/31/2017
Accretion on purchased non-impaired loans	$3,197	$7,629	$2,676
Accretion on purchased credit-impaired loans	5,772	5,167	5,348
Amortization of premium on low income housing tax credits	(84)	(85)	(84)
Amortization of premium on acquired FHLB borrowings	347	353	441
Accretion of discount on acquired subordinated debt	(264)	(263)	(259)
Amortization of premium on acquired time deposits and savings	1	3	3,476
Amortization of core deposit intangibles	(615)	(675)	(676)
Total acquisition accounting adjustments	$8,354	$12,129	$10,922
Merger-related expenses	7	(12)	(947)
Total	$8,361	$12,117	$9,975

Net Interest Income. Net interest income before provision for loan losses for the 2018 first quarter totaled $120.1 million, compared with $126.4 million in the 2017 fourth quarter and $114.9 million in the year-ago first quarter. The decline in net interest income before provision for loan losses from the immediately preceding quarter largely reflects the recognition during the 2017 fourth quarter of approximately $3.0 million of additional accretion income related to acquired loans that was one-time in nature. No such benefit was recognized during the 2018 or 2017 first quarters. In addition, the Company noted that the 2018 first quarter had two fewer days of interest accrual when compared with the preceding fourth quarter.

The net interest margin (net interest income divided by average interest earning assets) for the 2018 first quarter declined 18 basis points to 3.66% from 3.84% in the 2017 fourth quarter and declined 11 basis points from 3.77% in the year-ago first quarter. The 2018 first quarter net interest margin was adversely impacted by the changes in the Company’s weighted average yield on loans and weighted average cost of deposits.

The weighted average yield on loans for the 2018 first quarter declined by 8 basis points to 5.04% from 5.12% in the 2017 fourth quarter, but increased 22 basis points when compared with the year-ago first quarter weighted average yield on loans of 4.82%. The decline in the weighted average yield on loans from the immediately preceding quarter largely reflects the impact of the previously mentioned additional accretion income. The increase in the weighted average yield on loans from the year-ago first quarter reflects the benefits of the increase in the fed funds rate in March, June and December of 2017 of 25 basis points each on the Company’s variable rate loan portfolio.

The weighted average cost of deposits for the 2018 first quarter increased 11 basis points to 0.91% from 0.80% in the 2017 fourth quarter and increased 36 basis points from 0.55% in the year-ago first quarter. The increases reflect the progressively competitive deposit market, as well as a modest shift in the mix to the higher-rate time deposits.

Noninterest Income. Noninterest income for the 2018 first quarter increased 21% to $19.9 million from $16.5 million in the 2017 fourth quarter and increased 13% from $17.6 million in the year-ago first quarter. The Company recognized net gains on sales of SBA loans of $3.5 million, $2.6 million and $3.3 million in the 2018 first quarter, 2017 fourth quarter and 2017 first quarter, respectively. Net gains on sales of residential mortgage loans amounted to $1.2 million, $1.3 million and $420,000 for the 2018 first quarter, 2017 fourth quarter and 2017 first quarter, respectively. The increase in other noninterest income for the first quarter of 2018 included $3.5 million of income recorded on certain equity investments held by the Company.

Noninterest Expense. Noninterest expense for the 2018 first quarter totaled $68.5 million, down 6% from $73.0 million in the preceding fourth quarter and up 1% from $67.7 million in the year-ago first quarter. As previously announced, the Company’s 2017 fourth quarter reflected elevated levels of noninterest expense due to several items, which were one-time or non-core in nature. Following an analysis of its LIHTC investments on an individual investment basis, the Company recognized a $3.3 million LIHTC impairment during the 2017 fourth quarter. 2017 fourth quarter noninterest expense also included $2.2 million of expenses related to special projects, as well as $1.0 million in expenses following an annual reassessment of the Company’s BOLI liabilities. The Company’s 2018 first quarter included $1.8 million of expenses related to special projects.

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Salaries and employee benefits expense of $39.4 million for the 2018 first quarter was relatively stable with $39.6 million in preceding fourth quarter, but increased 15% from $34.2 million in the prior-year first quarter. The total number of FTEs, excluding employees on leave, as of March 31, 2018 was 1,502, compared with 1,470 as of December 31, 2017 and 1,352 as of March 31, 2017.

Income Tax Provision. The effective tax rate for the 2018 first quarter was 25.7%, compared with 72.8% in the preceding fourth quarter and 38.8% in the 2017 first quarter. The significant improvement reflects the enactment of the Tax Act, which lowered the corporate federal tax rate from 35% to 21%. In addition, the Company recognized during the 2017 fourth quarter a $25.4 million charge related to the revaluation of its DTA and LIHTC investments as a result of the passage of the Tax Act. Excluding the $25.4 million charge, the effective tax rate for the 2017 fourth quarter would have been 34.4%.

Balance Sheet Summary

Loans receivable increased 2% to $11.29 billion at March 31, 2018 from $11.10 billion at December 31, 2017, reflecting a 7% annualized growth rate. Year-over-year, loans receivable increased 7% from $10.55 billion at March 31, 2017.

Total new loan originations funded during the 2018 first quarter increased to $764.3 million and included SBA loan production of $78.2 million and residential mortgage loan originations of $179.2 million. This compares with 2017 fourth quarter new loan originations funded of $663.5 million, which included SBA loan production of $66.7 million and residential mortgage loan originations of $193.0 million. In the year-ago first quarter, new loans originations funded totaled $587.4 million, including SBA loan production of $75.3 million and residential mortgage loan originations of $58.0 million.

Sales of SBA loans to the secondary market and gains derived from those sales are based substantially on the production of SBA 7(a) loans. SBA 7(a) loan originations totaled $73.9 million for the 2018 first quarter, compared with $66.7 million for the fourth quarter of 2017 and $51.9 million for the year-ago first quarter. During the 2018 first quarter, the Company sold $48.6 million of its SBA loans held for sale, compared with $36.6 million in the immediately preceding fourth quarter and $44.9 million in the first quarter a year ago.

Aggregate loan pay offs and pay downs in the 2018 first quarter increased to $411.6 million from $380.9 million for the immediately preceding fourth quarter but declined modestly from $414.6 million in the year-ago first quarter.

Total deposits at March 31, 2018 amounted to $11.51 billion, up 6% from $10.85 billion at December 31, 2017 and up 8% from $10.70 billion at March 31, 2017. Noninterest bearing demand deposits accounted for 26.5%, 27.6% and 27.7% of total deposits as of March 31, 2018, December 31, 2017 and March 31, 2017, respectively.

Credit Quality

The provision for loan and lease losses for the 2018 first quarter was $2.5 million, compared with $3.6 million for the immediately preceding 2017 fourth quarter and $5.6 million for the year-ago first quarter.

For a more detailed understanding of the changes in the allowance for loan and lease losses (“ALLL”), the composition of the ALLL has been segmented for disclosure purposes between loans accounted for under the amortized cost method (referred to as “legacy loans”) and loans acquired through the Wilshire Bancorp, Center Financial, Pacific International and Foster Bankshares transactions (referred to as “purchased loans”). The purchased loans are further segregated between non-impaired and credit-impaired loans.

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The composition of the ALLL as of March 31, 2018, December 31, 2017 and March 31, 2017 is as follows:

(dollars in thousands) (unaudited)	3/31/2018	12/31/2017	3/31/2017
Legacy loans (1)	$72,045	$67,648	$64,055
Purchased non-impaired loans (2)	2,601	4,853	2,468
Purchased credit-impaired loans (2)	11,815	12,040	12,136
Total ALLL	$86,461	$84,541	$78,659

Loans receivable	$11,292,483	$11,102,575	$10,549,667
ALLL coverage ratio	0.77%	0.76%	0.75%

(1)	Legacy loans include loans originated by the Bank’s predecessor banks, loans originated by Bank of Hope and loans that were acquired that have been refinanced as new loans.

(2)	Purchased loans were marked to fair value at acquisition date, and the ALLL reflects provisions for credit deterioration since the acquisition date.

The Company defines nonperforming loans to include delinquent loans past due 90 days or more on nonaccrual status, delinquent loans past due 90 days or more on accrual status (excluding purchased credit-impaired loans) and accruing restructured loans. Nonaccrual loans at March 31, 2018 increased to $68.2 million, or 0.60% of loans receivable, from $46.8 million, or 0.42% of loans receivable, at December 31, 2017 and $37.0 million, or 0.35% of loans receivable at March 31, 2017. Accruing restructured loans amounted to $59.6 million at March 31, 2018, compared with $67.3 million at December 31, 2017 and $49.0 million at March 31, 2017. Total nonperforming loans at March 31, 2018 increased to $129.6 million, or 1.15% of loans receivable, from $114.4 million, or 1.03% of loans receivable December 31, 2017 and $86.3 million, or 0.82% of loans receivable at March 31, 2017.

Nonperforming assets, including nonperforming loans and OREO, totaled $140.1 million at March 31, 2018, compared with $125.2 million at December 31, 2017 and $105.4 million March 31, 2017. As a percentage of total assets, nonperforming assets was 0.97% at March 31, 2018, 0.88% at December 31, 2017 and 0.78% at March 31, 2017.

Following are the components of criticized loan balances as of March 31, 2018, December 31, 2017 and March 31, 2017:

(dollars in thousands) (unaudited)	3/31/2018	12/31/2017	3/31/2017
Special Mention (1)	$196,082	$214,891	$225,967
Classified (1)	344,648	353,584	309,996
Criticized	$540,730	$568,475	$535,963

(1)	Balances include purchased loans which were marked to fair value on the date of acquisition.

For the 2018 first quarter, net charge offs totaled $580,000, or 0.02% of average loans receivable on an annualized basis. This compares with 2017 fourth quarter net charge offs of $2.7 million, or 0.10% of average loans receivable on an annualized basis, and $6.3 million, or 0.24% of average loans receivable on an annualized basis, for the year-ago first quarter.

The ALLL at March 31, 2018 was $86.5 million, or 0.77% of loans receivable (excluding loans held for sale), compared with $84.5 million, or 0.76% of loans receivable (excluding loans held for sale) at December 31, 2017 and $78.7 million, or 0.75% of loans receivable (excluding loans held for sale), at March 31, 2017. The coverage ratio of the ALLL to nonperforming loans (excluding purchased credit-impaired loans) was 66.69% at March 31, 2018, 73.88% at December 31, 2017 and 91.18% at March 31, 2017.

Impaired loans (defined as loans for which it is probable that not all principal and interest payments due will be collected in accordance with the contractual terms) totaled $128.1 at March 31, 2018, compared with $114.3 million at December 31, 2017 and $129.6 million at March 31, 2017.

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Capital

At March 31, 2018, the Company and the Bank continued to exceed all regulatory capital requirements to be generally classified as a “well-capitalized” financial institution, as summarized in the following table:

	3/31/2018	12/31/2017	3/31/2017	Minimum Guideline for “Well-Capitalized” Institution
Common Equity Tier 1 Capital	12.35%	12.30%	12.22%	6.50%
Tier 1 Leverage Ratio	11.61%	11.54%	11.72%	5.00%
Tier 1 Risk-based Ratio	13.15%	13.11%	13.05%	8.00%
Total Risk-based Ratio	13.86%	13.82%	13.76%	10.00%

Tangible common equity per share and as a percentage of tangible assets are summarized in the following table:

	3/31/2018	12/31/2017	3/31/2017
Tangible common equity per share (1)	$10.81	$10.68	$10.32
Tangible common equity per share, excluding tax reform adjustments (1)	$10.81	$10.87	$10.32
Tangible common equity to tangible assets (2)	10.44%	10.54%	10.74%

(1)
Tangible common equity represents common equity less goodwill and net other intangible assets. Tangible common equity per share represents tangible common equity divided by the number of shares issued and outstanding. Both tangible common equity and tangible common equity per share are non-GAAP financial measures. The accompanying financial information includes a reconciliation of the Company’s total stockholders’ equity to tangible common equity, including and excluding tax reform adjustments.

(2)
Tangible assets represent total assets less goodwill and net other intangible assets. Tangible common equity to tangible assets is the ratio of tangible common equity over tangible assets. Tangible common equity to tangible assets is a non-GAAP financial measure. The accompanying financial information includes a reconciliation of the Company’s total assets to tangible assets, including and excluding tax reform adjustments.

Management reviews tangible common equity per share and tangible common equity to tangible assets ratio in evaluating the Company’s and the Bank’s capital levels and has included these figures in response to market participant interest in tangible common equity as a measure of capital. A reconciliation of the GAAP to non-GAAP financial measures is provided in the accompanying financial information.

Investor Conference Call

The Company previously announced that it will host an investor conference call on Wednesday, April 18, 2018 at 9:30 a.m. Pacific Time / 12:30 p.m. Eastern Time to review financial results for its first quarter ended March 31, 2018. Investors and analysts are invited to access the conference call by dialing 866-235-9917 (domestic) or 412-902-4103 (international), and asking for the “Hope Bancorp Call.” A presentation to accompany the earnings call will be available at the Investor Relations section of Hope Bancorp’s website at www.ir-hopebancorp.com. Other interested parties are invited to listen to a live webcast of the call available at the Investor Relations section of Hope Bancorp’s website. After the live webcast, a replay will remain available in the Investor Relations section of Hope Bancorp’s website for one year. A telephonic replay of the call will be available at 877-344-7529 (domestic) or 412-317-0088 (international) for one week through April 25, 2018, replay access code 10118672.

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About Hope Bancorp, Inc.

Hope Bancorp, Inc. is the holding company of Bank of Hope, the first and only super regional Korean-American bank in the United States with $14.5 billion in total assets as of March 31, 2018. Headquartered in Los Angeles and serving a multi-ethnic population of customers across the nation, Bank of Hope operates 63 full-service branches in California, Washington, Texas, Illinois, New York, New Jersey, Virginia, Georgia and Alabama. The Bank also operates SBA loan production offices in Seattle, Denver, Dallas, Atlanta, Portland, Oregon, New York City and Northern California; commercial loan production offices in Northern California and Seattle; residential mortgage loan production offices in Southern California; and a representative office in Seoul, Korea. Bank of Hope specializes in core business banking products for small and medium-sized businesses, with an emphasis in commercial real estate and commercial lending, SBA lending and international trade financing. Bank of Hope is a California-chartered bank, and its deposits are insured by the FDIC to the extent provided by law. Bank of Hope is an Equal Opportunity Lender. For additional information, please go to bankofhope.com.

Forward-Looking Statements

Some statements in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to, among other things, expectations regarding the business environment in which we operate, projections of future performance, perceived opportunities in the market and statements regarding our business strategies, objectives and vision. Forward-looking statements include, but are not limited to, statements preceded by, followed by or that include the words “will,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions. With respect to any such forward-looking statements, the Company claims the protection provided for in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties. The Company’s actual results, performance or achievements may differ significantly from the results, performance or achievements expressed or implied in any forward-looking statements. The risks and uncertainties include, but are not limited to: the Company’s inability to remediate its presently identified material weaknesses or to do so in a timely manner, the possibility that additional material weaknesses may arise in the future, and that a material weakness may have an impact on our reported financial results; possible deterioration in economic conditions in our areas of operation; interest rate risk associated with volatile interest rates and related asset-liability matching risk; liquidity risks; risk of significant non-earning assets, and net credit losses that could occur, particularly in times of weak economic conditions or times of rising interest rates; and regulatory risks associated with current and future regulations. For additional information concerning these and other risk factors, see the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements except as required by law.

Contact:
Angie Yang
SVP, Director of Investor Relations &
Corporate Communications
213-251-2219
angie.yang@bankofhope.com

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Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands, except share data)

Assets	3/31/2018	12/31/2017	% change	3/31/2017	% change
Cash and due from banks	$612,353	$492,000	24%	$461,068	33%
Securities available for sale, at fair value	1,699,315	1,720,257	(1)%	1,583,946	7%
Federal Home Loan Bank (“FHLB”) stock and other investments	107,906	83,142	30%	65,161	66%
Loans held for sale, at the lower of cost or fair value	33,689	29,661	14%	19,141	76%
Loans receivable	11,292,483	11,102,575	2%	10,549,667	7%
Allowance for loan losses	(86,461)	(84,541)	(2)%	(78,659)	(10)%
Net loans receivable	11,206,022	11,018,034	2%	10,471,008	7%
Accrued interest receivable	29,154	29,979	(3)%	25,683	14%
Premises and equipment, net	56,564	56,714	—%	54,425	4%
Bank owned life insurance	75,302	74,915	1%	74,090	2%
Goodwill	464,450	464,450	—%	463,975	—%
Servicing assets	24,866	24,710	1%	25,941	(4)%
Other intangible assets, net	15,907	16,523	(4)%	18,550	(14)%
Other assets	181,598	196,332	(8)%	218,441	(17)%
Total assets	14,507,126	14,206,717	2%	13,481,429	8%

Liabilities
Deposits	$11,510,569	$10,846,609	6%	$10,703,777	8%
FHLB advances and fed funds purchased	862,346	1,227,593	(30)%	703,850	23%
Subordinated debentures	101,117	100,853	—%	100,067	1%
Accrued interest payable	19,614	15,961	23%	10,592	85%
Other liabilities	68,147	87,446	(22)%	85,096	(20)%
Total liabilities	12,561,793	12,278,462	2%	11,603,382	8%

Stockholders’ Equity
Common stock, $0.001 par value; authorized, 150,000,000 shares at March, 31, 2018, December, 31, 2017 and March, 31, 2017; issued and outstanding, 135,516,119, 135,511,891 and 135,248,185 at March, 31, 2018, December, 31, 2017 and March, 31, 2017, respectively	$136	$136	—%	$135	1%
Capital surplus	1,405,806	1,405,014	—%	1,401,275	—%
Retained earnings	578,031	544,886	6%	489,486	18%
Accumulated other comprehensive loss, net	(38,640)	(21,781)	(77)%	(12,849)	(201)%
Total stockholders’ equity	1,945,333	1,928,255	1%	1,878,047	4%
Total liabilities and stockholders’ equity	$14,507,126	$14,206,717	2%	$13,481,429	8%

Table Page 1

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands, except share and per share data)

	Three Months Ended
	3/31/2018	12/31/2017	% change	3/31/2017	% change
Interest income:
Interest and fees on loans	$137,943	$141,129	(2)%	$123,294	12%
Interest on securities	10,101	10,523	(4)%	8,113	25%
Interest on federal funds sold and other investments	2,366	1,533	54%	1,336	77%
Total interest income	150,410	153,185	(2)%	132,743	13%

Interest expense:
Interest on deposits	24,849	21,901	13%	14,511	71%
Interest on other borrowings	5,493	4,892	12%	3,327	65%
Total interest expense	30,342	26,793	13%	17,838	70%

Net interest income before provision for loan losses	120,068	126,392	(5)%	114,905	4%
Provision for loan losses	2,500	3,600	(31)%	5,600	(55)%
Net interest income after provision for loan losses	117,568	122,792	(4)%	109,305	8%

Noninterest income:
Service fees on deposit accounts	4,801	4,951	(3)%	5,338	(10)%
Net gains on sales of SBA loans	3,450	2,626	31%	3,250	6%
Net gains on sales of other loans	1,196	1,308	(9)%	420	185%
Net gains on sales of securities available for sale	—	301	(100)%	—
Other income and fees	10,403	7,265	43%	8,595	21%
Total noninterest income	19,850	16,451	21%	17,603	13%

Noninterest expense:
Salaries and employee benefits	39,385	39,570	—%	34,166	15%
Occupancy	7,239	7,108	2%	7,194	1%
Furniture and equipment	3,721	4,032	(8)%	3,413	9%
Advertising and marketing	2,299	2,246	2%	3,424	(33)%
Data processing and communications	3,495	2,676	31%	3,606	(3)%
Professional fees	3,106	4,553	(32)%	3,902	(20)%
FDIC assessment	1,767	1,897	(7)%	1,010	75%
Credit related expenses	772	1,073	(28)%	1,883	(59)%
Other real estate owned (“OREO”) expense, net	(104)	237	N/A	997	N/A
Merger-related expenses	(7)	12	N/A	947	N/A
Other	6,780	9,624	(30)%	7,157	(5)%
Total noninterest expense	68,453	73,028	(6)%	67,699	1%
Income before income taxes	68,965	66,215	4%	59,209	16%
Income tax provision	17,733	48,231	(63)%	22,999	(23)%
Net income	$51,232	$17,984	185%	$36,210	41%

Earnings Per Common Share:
Basic	$0.38	$0.13		$0.27
Diluted	$0.38	$0.13		$0.27

Average Shares Outstanding:
Basic	135,518,705	135,505,041		135,248,018
Diluted	135,815,262	135,752,978		135,768,645

Table Page 2

Hope Bancorp, Inc.
Selected Financial Data
Unaudited

	For the Three Months Ended (Annualized)
Profitability measures:	3/31/2018	12/31/2017	3/31/2017
ROA	1.44%	0.51%	1.09%
ROE	10.61%	3.70%	7.75%
Return on average tangible equity [1]	14.13%	4.92%	10.44%
Net interest margin	3.66%	3.84%	3.77%
Efficiency ratio	48.92%	51.12%	51.09%

[1] Average tangible equity is calculated by subtracting average goodwill and average core deposit intangible assets from average stockholders’ equity. This is a non-GAAP measure that we believe provides investors with information that is useful in understanding our financial performance and position.

Table Page 3

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands)

	Three Months Ended			Three Months Ended			Three Months Ended
	3/31/2018			12/31/2017			3/31/2017
		Interest	Annualized		Interest	Annualized		Interest	Annualized
	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost
INTEREST EARNING ASSETS:
Loans receivable, including loans held for sale	$11,095,864	$137,943	5.04%	$10,931,523	$141,129	5.12%	$10,381,771	$123,294	4.82%
Securities available for sale	1,673,122	10,101	2.45%	1,794,260	10,523	2.33%	1,567,497	8,113	2.10%
FHLB stock and other investments	517,572	2,366	1.85%	345,363	1,533	1.76%	423,955	1,336	1.28%
Total interest earning assets	$13,286,558	$150,410	4.59%	$13,071,146	$153,185	4.65%	$12,373,223	$132,743	4.35%

INTEREST BEARING LIABILITIES:
Deposits:
Demand, interest bearing	$3,402,760	$8,864	1.06%	$3,538,995	$8,564	0.96%	$3,436,984	$7,191	0.85%
Savings	236,216	424	0.73%	241,667	439	0.72%	293,609	287	0.40%
Time deposits	4,525,813	15,561	1.39%	4,072,565	12,898	1.26%	4,009,179	7,033	0.71%
Total interest bearing deposits	8,164,789	24,849	1.23%	7,853,227	21,901	1.11%	7,739,772	14,511	0.76%
FHLB advances and fed funds purchased	974,071	4,069	1.69%	1,003,951	3,531	1.40%	662,472	2,139	1.31%
Subordinated debentures	97,049	1,424	5.87%	96,786	1,361	5.50%	95,911	1,188	4.95%
Total interest bearing liabilities	9,235,909	$30,342	1.33%	8,953,964	$26,793	1.19%	8,498,155	$17,838	0.85%
Noninterest bearing demand deposits	2,941,577			3,029,958			2,868,339
Total funding liabilities/cost of funds	$12,177,486		1.01%	$11,983,922		0.89%	$11,366,494		0.64%
Net interest income/net interest spread		$120,068	3.26%		$126,392	3.46%		$114,905	3.50%
Net interest margin			3.66%			3.84%			3.77%
Cost of deposits:
Noninterest bearing demand deposits	$2,941,577			$3,029,958			$2,868,339
Interest bearing deposits	8,164,789	24,849	1.23%	7,853,227	21,901	1.11%	7,739,772	14,511	0.76%
Total deposits	$11,106,366	$24,849	0.91%	$10,883,185	$21,901	0.80%	$10,608,111	$14,511	0.55%

Table Page 4

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands)

	Three Months Ended
AVERAGE BALANCES:	3/31/2018	12/31/2017	% change	3/31/2017	% change
Loans receivable, including loans held for sale	$11,095,864	$10,931,523	2%	$10,381,771	7%
Investments	2,190,694	2,139,623	2%	1,991,452	10%
Interest earning assets	13,286,558	13,071,146	2%	12,373,223	7%
Total assets	14,214,510	14,043,102	1%	13,335,727	7%

Interest bearing deposits	8,164,789	7,853,227	4%	7,739,772	5%
Interest bearing liabilities	9,235,909	8,953,964	3%	8,498,155	9%
Noninterest bearing demand deposits	2,941,577	3,029,958	(3)%	2,868,339	3%
Stockholders’ equity	1,931,290	1,944,404	(1)%	1,868,998	3%
Net interest earning assets	4,050,649	4,117,182	(2)%	3,875,068	5%

LOAN PORTFOLIO COMPOSITION:	3/31/2018	12/31/2017	% change	3/31/2017	% change
Commercial loans	$2,007,686	$1,947,533	3%	$1,840,193	9%
Real estate loans	8,529,153	8,508,222	—%	8,291,188	3%
Consumer and other loans	755,621	647,102	17%	420,169	80%
Loans outstanding	11,292,460	11,102,857	2%	10,551,550	7%
Unamortized deferred loan fees - net of costs	23	(282)	N/A	(1,883)	N/A
Loans, net of deferred loan fees and costs	11,292,483	11,102,575	2%	10,549,667	7%
Allowance for loan losses	(86,461)	(84,541)	2%	(78,659)	10%
Loan receivable, net	$11,206,022	$11,018,034	2%	$10,471,008	7%

REAL ESTATE LOANS BY PROPERTY TYPE:	3/31/2018	12/31/2017	% change	3/31/2017	% change
Retail buildings	$2,342,086	$2,375,588	(1)%	$2,213,627	6%
Hotels/motels	1,637,416	1,631,314	—%	1,593,758	3%
Gas stations/car washes	978,454	964,246	1%	938,158	4%
Mixed-use facilities	651,473	624,401	4%	596,074	9%
Warehouses	934,389	915,465	2%	899,009	4%
Multifamily	445,930	455,463	(2)%	443,632	1%
Other	1,539,405	1,541,745	—%	1,606,930	(4)%
Total	$8,529,153	$8,508,222	—%	$8,291,188	3%

DEPOSIT COMPOSITION	3/31/2018	12/31/2017	% change	3/31/2017	% change
Noninterest bearing demand deposits	$3,048,181	$2,998,734	2%	$2,963,947	3%
Money market and other	3,454,660	3,332,703	4%	3,481,231	(1)%
Saving deposits	233,014	240,509	(3)%	289,924	(20)%
Time deposits	4,774,714	4,274,663	12%	3,968,675	20%
Total deposit balances	$11,510,569	$10,846,609	6%	$10,703,777	8%

DEPOSIT COMPOSITION (%)	3/31/2018	12/31/2017		3/31/2017
Noninterest bearing demand deposits	26.5%	27.6%		27.7%
Money market and other	30.0%	30.7%		32.5%
Saving deposits	2.0%	2.2%		2.7%
Time deposits	41.5%	39.5%		37.1%
Total deposit balances	100.0%	100.0%		100.0%

Table Page 5

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands, except share and per share data)

CAPITAL RATIOS:	3/31/2018	12/31/2017	3/31/2017
Total stockholders’ equity	$1,945,333	$1,928,255	$1,878,047
Common Equity Tier 1 ratio	12.35%	12.30%	12.22%
Tier 1 risk-based capital ratio	13.15%	13.11%	13.05%
Total risk-based capital ratio	13.86%	13.82%	13.76%
Tier 1 leverage ratio	11.61%	11.54%	11.72%
Total risk weighted assets	$12,172,708	$11,965,215	11,571,354
Book value per common share	$14.35	$14.23	$13.89
Tangible common equity to tangible assets [2]	10.44%	10.54%	10.74%
Tangible common equity per share [2]	$10.81	$10.68	$10.32

[2] Tangible common equity to tangible assets is a non-GAAP financial measure that represents common equity less goodwill and core deposit intangible assets, net divided by total assets less goodwill and core deposit intangible assets, net. Management reviews tangible common equity to tangible assets in evaluating the Company’s capital levels and has included this ratio in response to market participant interest in tangible common equity as a measure of capital.

Reconciliation of GAAP financial measures to non-GAAP financial measures:
	Three Months Ended
	3/31/2018	12/31/2017	3/31/2017
TANGIBLE COMMON EQUITY
Total stockholders’ equity	$1,945,333	$1,928,255	$1,878,047
Less: Goodwill and core deposit intangible assets, net	(480,357)	(480,973)	(482,525)
Tangible common equity	$1,464,976	$1,447,282	$1,395,522

Total assets	$14,507,126	$14,206,717	$13,481,429
Less: Goodwill and core deposit intangible assets, net	(480,357)	(480,973)	(482,525)
Tangible assets	$14,026,769	$13,725,744	$12,998,904

Common shares outstanding	135,516,119	135,511,891	135,248,185

Tangible common equity to tangible assets	10.44%	10.54%	10.74%
Tangible common equity per share	$10.81	$10.68	$10.32

	Three Months Ended
EPS EXCLUDING TAX REFORM ADJUSTMENTS	03/31/2018	12/31/2017	3/31/2017
Net income	$51,232	$17,984	$36,210
Add back tax reform adjustments:
Deferred tax asset	—	23,835	—
Investments in affordable housing partnerships	—	1,588	—
Net income, excluding tax reform adjustments	$51,232	$43,407	$36,210

Weighted average diluted common shares	135,815,262	135,752,978	135,768,645
Diluted EPS, excluding tax reform adjustments	$0.38	$0.32	$0.27

Table Page 6

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands, except share and per share data)

TANGIBLE COMMON EQUITY PER SHARE EXCLUDING TAX REFORM ADJUSTMENTS	3/31/2018	12/31/2017	9/30/2017
Tangible common equity	$1,464,976	$1,447,282	$1,395,522
Add back tax reform adjustments:
Deferred tax asset	—	23,835	—
Investments in affordable housing partnerships	—	1,588	—
Tangible common equity, excluding tax reform adjustments	$1,464,976	$1,472,705	$1,395,522

Common shares outstanding	135,516,119	135,511,891	135,248,185
Tangible common equity per share, excluding tax reform adjustments	$10.81	$10.87	$10.32

	Three Months Ended
ALLOWANCE FOR LOAN LOSSES:	3/31/2018	12/31/2017	9/30/2017	6/30/2017	3/31/2017
Balance at beginning of period	$84,541	$83,633	$80,074	$78,659	$79,343
Provision for loan losses	2,500	3,600	5,400	2,760	5,600
Recoveries	488	1,078	3,072	777	321
Charge offs	(1,068)	(3,770)	(4,913)	(2,122)	(6,605)
Balance at end of period	$86,461	$84,541	$83,633	$80,074	$78,659
Net charge offs/average loans receivable (annualized)	0.02%	0.10%	0.07%	0.05%	0.24%

	Three Months Ended
NET CHARGED OFF (RECOVERED) LOANS BY TYPE:	3/31/2018	12/31/2017	9/30/2017	6/30/2017	3/31/2017
Real estate loans	$(37)	$342	$314	$830	$1,444
Commercial loans	291	2,170	1,293	276	4,564
Consumer loans	326	180	234	239	276
Total net charge offs	$580	$2,692	$1,841	$1,345	$6,284

Table Page 7

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands)

NONPERFORMING ASSETS	3/31/2018	12/31/2017	9/30/2017	6/30/2017	3/31/2017
Delinquent loans on nonaccrual status [3]	$68,152	$46,775	$43,323	$47,361	$37,009
Delinquent loans 90 days or more on accrual status [4]	1,894	407	407	1,850	275
Accruing troubled debt restructured loans	59,596	67,250	64,807	53,290	48,984
Total nonperforming loans	129,642	114,432	108,537	102,501	86,268
Other real estate owned	10,463	10,787	17,208	21,839	19,096
Total nonperforming assets	$140,105	$125,219	$125,745	$124,340	$105,364
Nonperforming assets/total assets	0.97%	0.88%	0.89%	0.90%	0.78%
Nonperforming assets/loans receivable & OREO	1.24%	1.13%	1.15%	1.15%	1.00%
Nonperforming assets/total capital	7.20%	6.49%	6.50%	6.52%	5.61%
Nonperforming loans/loans receivable	1.15%	1.03%	0.99%	0.95%	0.82%
Nonaccrual loans/loans receivable	0.60%	0.42%	0.40%	0.44%	0.35%
Allowance for loan losses/loans receivable	0.77%	0.76%	0.76%	0.74%	0.75%
Allowance for loan losses/nonaccrual loans	126.86%	180.74%	193.05%	169.07%	212.54%
Allowance for loan losses/nonperforming loans	66.69%	73.88%	77.05%	78.12%	91.18%
Allowance for loan losses/nonperforming assets	61.71%	67.51%	66.51%	64.40%	74.65%

[3]    Excludes delinquent SBA loans that are guaranteed and currently in liquidation totaling $21.9 million, $22.1 million, $21.5 million, $15.5 million, and $15.2 million at March 31, 2018, December 31, 2017, September 30, 2017, June 30, 2017, and March 31, 2017, respectively.

[4]    Excludes Acquired Credit Impaired Loans that are delinquent 90 or more days totaling $17.0 million, $18.1 million, $20.4 million, $16.3 million, and $17.3 million at March 31, 2018, December 31, 2017, September 30, 2017, June 30, 2017, and March 31, 2017, respectively.

BREAKDOWN OF ACCRUING TROUBLED DEBT RESTRUCTURED LOANS BY TYPE:	3/31/2018	12/31/2017	9/30/2017	6/30/2017	3/31/2017
Retail buildings	$8,034	$8,183	$6,807	$6,396	$5,794
Hotels/motels	1,265	1,273	1,279	1,287	1,300
Gas stations/car washes	—	—	—	—	—
Mixed-use facilities	2,852	129	131	133	134
Warehouses	7,615	5,577	5,185	5,253	5,321
Other [5]	39,830	52,088	51,405	40,221	36,435
Total	$59,596	$67,250	$64,807	$53,290	$48,984

[5] Includes commercial business and other loans

ACCRUING DELINQUENT LOANS 30-89 DAYS PAST DUE	3/31/2018	12/31/2017	9/30/2017	6/30/2017	3/31/2017
Legacy
30 - 59 days	$22,126	$16,092	$8,857	$5,910	$10,198
60 - 89 days	2,102	1,724	3,572	11,740	3,978
Total	$24,228	$17,816	$12,429	$17,650	$14,176

Acquired
30 - 59 days	$9,158	$4,242	$1,429	$6,373	$5,249
60 - 89 days	1,011	1,895	1,687	996	1,007
Total	$10,169	$6,137	$3,116	$7,369	$6,256

Total delinquent loans 30-89 days past due	$34,397	$23,953	$15,545	$25,019	$20,433

Table Page 8

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands)

DELINQUENT LOANS 30-89 DAYS PAST DUE BY TYPE	3/31/2018	12/31/2017	9/30/2017	6/30/2017	3/31/2017
Legacy
Real estate loans	$12,272	$9,008	$7,850	$14,126	$12,575
Commercial loans	1,994	1,302	3,771	3,333	1,404
Consumer loans	9,962	7,506	808	191	198
Total delinquent loans 30-89 days past due - legacy	$24,228	$17,816	$12,429	$17,650	$14,177

Acquired
Real estate loans	$7,537	$3,937	$2,323	$5,786	$5,211
Commercial loans	2,280	1,244	793	1,519	360
Consumer loans	352	956	—	64	684
Total delinquent loans 30-89 days past due - acquired	$10,169	$6,137	$3,116	$7,369	$6,255

Total delinquent loans 30-89 days past due	$34,397	$23,953	$15,545	$25,019	$20,432

NONACCRUAL LOANS BY TYPE	3/31/2018	12/31/2017	9/30/2017	6/30/2017	3/31/2017
Real estate loans	$37,093	$22,194	$31,453	$33,503	$26,550
Commercial loans	29,446	23,099	10,682	12,874	10,117
Consumer loans	1,613	1,482	1,188	984	342
Total nonaccrual loans	$68,152	$46,775	$43,323	$47,361	$37,009

CRITICIZED LOANS	3/31/2018	12/31/2017	9/30/2017	6/30/2017	3/31/2017
Legacy
Special mention	$140,588	$151,413	$131,785	$152,373	$127,431
Substandard	180,631	179,795	197,993	177,097	167,748
Doubtful	108	—	216	2,208	233
Loss	—	—	—	—	—
Total criticized loans - legacy	$321,327	$331,208	$329,994	$331,678	$295,412

Acquired
Special mention	$55,494	$63,478	$93,443	$98,684	$98,536
Substandard	163,429	173,427	148,615	134,474	139,964
Doubtful	477	362	1,285	1,660	2,051
Loss	3	—	—	—	—
Total criticized loans - acquired	$219,403	$237,267	$243,343	$234,818	$240,551

Total criticized loans	$540,730	$568,475	$573,337	$566,496	$535,963

Table Page 9